Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2019 SECOND QUARTER FINANCIAL RESULTS

Atlanta, Georgia – August 8, 2019 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the second quarter ended June 30, 2019.

SECOND QUARTER 2019 FINANCIAL HIGHLIGHTS COMPARED TO SECOND QUARTER 2018

•	Consolidated net sales increased 26.8% to $158.3 million, including organic sales growth of 1.6%
•	Gross profit grew 28.4% to $44.2 million
•	Net income was $1.2 million, compared to net loss of $0.1 million
•	EBITDA increased 59.0% to $12.2 million; Adjusted EBITDA increased 20.3% to $16.6 million

SIX MONTHS 2019 FINANCIAL HIGHLIGHTS COMPARED TO SIX MONTHS 2018

•	Consolidated net sales increased 28.8% to $295.3 million, including organic sales growth of 3.0%
•	Gross profit grew 33.0% to $82.9 million
•	Net income was $1.3 million, compared to net loss of $1.4 million
•	EBITDA increased 79.3% to $23.4 million; Adjusted EBITDA increased 19.0% to $29.1 million

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “We were pleased with our overall performance driven by market share gains and solid execution. Our team remains committed to generating improvements across all areas of our rapidly growing business. In our Architectural Services Group segment, we realized strong growth from price/mix and volume gains. In our Residential Design Services segment, our backlog has strengthened each month through June 2019 and we continue to benefit from our diversification strategy. Excluding $1.3 million of incremental corporate and public company infrastructure costs, Adjusted EBITDA margin increased by approximately 20 basis points year over year in the second quarter. We are excited about our progress to-date and our plan to continue scaling and capturing share in attractive markets.”

RESULTS FOR THE SECOND QUARTER OF 2019

Net sales for the second quarter of 2019 increased by 26.8% to $158.3 million, compared to net sales of $124.9 million for the second quarter of 2018. Residential Design Services (“RDS”) segment sales increased 35.9% and Architectural Surfaces Group (“ASG”) segment sales increased 16.4%, compared to the second quarter of 2018. Net sales increased on an organic basis by $2.0 million, or 1.6%, driven by growth in ASG partially offset by softness in RDS’s Southern California market. Acquisitions added $31.5 million to net sales, primarily in the RDS segment.

Gross profit for the second quarter of 2019 increased by 28.4% to $44.2 million, compared to $34.4 million for the second quarter of 2018. Gross margin for the second quarter of 2019 was 27.9%, compared to 27.6% for the second quarter of 2018. The increase in gross profit and improvement in gross margin were primarily a result of acquisitions and favorable shifts in product mix as well as price increases. In the RDS segment, gross margin increased 0.4% to 27.8% in the second quarter of 2019, from 27.4% in the second quarter of 2018, primarily as a result of a favorable contribution from acquisitions. In the ASG segment, gross margin for the second quarter of 2019 increased 0.3% to 27.7%, compared to 27.4% for the second quarter of 2018, as a result of a favorable shift in product price/mix.

Operating expenses for the second quarter of 2019 were $37.4 million, or 23.6% of net sales, compared to $30.8 million, or 24.7% of net sales, for the second quarter of 2018. Operating expenses for the second quarter of 2019 and the second quarter of 2018 included $3.5 million and $5.1 million, respectively, of equity-based compensation and other nonrecurring costs, primarily for professional fees and equity-based compensation. Operating expenses excluding equity-based compensation and other nonrecurring costs were $33.9 million, or 21.4% of net sales for the second quarter of 2019, compared to $25.7 million, or 20.6% of net sales, for the second quarter of 2018. The increase of $8.2 million reflects incremental operating expenses from recently acquired businesses, SIC corporate costs, investments in the business units for continued growth and higher depreciation and amortization.

For the second quarter of 2019, net income was $1.2 million, compared to a net loss of $0.1 million for the second quarter of 2018. Net income for the second quarter of 2019 includes $1.0 million of other expense, which primarily results from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the second quarter of 2019 increased 59.0% to $12.2 million, compared to EBITDA of $7.7 million for the second quarter of 2018. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the second quarter of 2019 increased by 20.3% to $16.6 million, compared to $13.8 million for the second quarter of 2018. For the second quarter of 2019, Adjusted EBITDA as a percentage of net sales decreased to 10.5%, compared to 11.1% for the second quarter of 2018, primarily as a result of the factors discussed above in gross margin and operating expenses. Excluding approximately $1.3 million of incremental corporate and public company infrastructure costs, Adjusted EBITDA margin increased by approximately 20 basis points year over year.

RESULTS FOR SIX MONTHS ENDED JUNE 30, 2019

Net sales for the first half of 2019 increased by 28.8% to $295.3 million, compared to net sales of $229.2 million for the first half of 2018. RDS segment sales increased 37.8% and ASG segment sales increased 18.4%, compared to the first half of 2018. Net sales increased on an organic basis by $7.0 million, or 3.0%, driven by growth in ASG partially offset by softness in RDS’s Southern California market. Acquisitions added $59.0 million to net sales, primarily in the RDS segment.

Gross profit for the first half of 2019 increased by 33.0% to $82.9 million, compared to $62.4 million for the second quarter of 2018. Gross margin for the first half of 2019 was 28.1%, compared to 27.2% for the first half of 2018. The increase in gross profit and improvement in gross margin were primarily a result of organic net sales and acquisitions. In the RDS segment, gross margin increased 0.7% to 28.0% in the first half of 2019, from 27.3% in the first half of 2018, as a result of a favorable contribution from acquisitions. In the ASG segment, gross margin for the first half of 2019 increased 0.9% to 27.8%, compared to 26.9% for the first half of 2018, as a result of acquisitions and a favorable shift in product price/mix.

Operating expenses for the first half of 2019 were $72.9 million, or 24.7% of net sales, compared to $57.8 million, or 25.2% of net sales, for the first half of 2018. Operating expenses for the first half of 2019 and the first half of 2018 included $6.3 million and $9.2 million, respectively, of equity-based compensation and other nonrecurring costs, primarily for professional fees as well as equity-based compensation. Operating expenses excluding equity-based compensation and other certain nonrecurring costs were $66.6 million, or 22.6% of net sales for the first half of 2019, compared to $48.6 million, or 21.2% of net sales, for the first half of 2018. The increase of $18.0 million reflects incremental operating expenses from recently acquired businesses, SIC corporate costs, investments in the business units for continued growth and higher depreciation and amortization.

For the first half of 2019, net income was $1.3 million, compared to a net loss of $1.4 million for the first half of 2018. Net income for the first half of 2019 includes $0.7 million of other income, which primarily results from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the first half of 2019 increased 79.3% to $23.4 million, compared to EBITDA of $13.1 million for the first half of 2018. Adjusted EBITDA, which excludes the impact of equity-based compensation and certain non-recurring costs, for the first half of 2019 increased by 19.0% to $29.1 million, compared to $24.5 million for the first half of 2018. For the first half of 2019, Adjusted EBITDA as a percentage of net sales decreased to 9.9%, compared to 10.7% for the first half of 2018, primarily as a result of the factors discussed above in gross margin and operating expenses. Excluding approximately $3.3 million of incremental corporate and public company infrastructure costs, Adjusted EBITDA margin increased by approximately 30 basis points year over year.

Operating cash flow totaled $8.8 million for the first half of 2019, compared to a cash flow deficit of $0.1 million in the first half of 2018. Year to date operating cash flow includes $2.2 million related to earnout payments for completed acquisitions.  Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $55.3 million at June 30, 2019.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the second quarter ended June 30, 2019 and other matters relating to the Company. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. To participate in the conference call, dial 1-855-327-6838 from the United States, and international callers may dial 1-604-235-2082, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ and is a component of the Russell 3000 Index.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (our “Annual Report”), that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Media Inquiries

Josette Robinson

(646) 818-9212

Pro-select@prosek.com

Investor Relations:

Rodny Nacier

(470) 548-7370

IR@selectinteriorconcepts.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)
ASSETS	June 30, 2019	December 31, 2018

Cash and cash equivalents	$1,905	$6,362
Restricted cash	-	3,000
Accounts receivable, net	70,110	63,601
Inventories	115,162	108,270
Prepaid expenses and other current assets	5,086	2,809
Income taxes receivable	3,758	1,263
Total current assets	$196,021	$185,305
Property and equipment, net	21,685	19,798
Deferred tax assets, net	9,355	9,355
Goodwill	98,541	94,593
Customer relationships, net	76,936	79,843
Other intangible assets, net	20,482	20,872
Other assets	6,303	6,248
Total assets	$429,323	$416,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$45,934	$37,265
Accrued expenses and other current liabilities	22,364	27,620
Income taxes payable	-	984
Customer deposits	9,547	9,908
Current portion of long-term debt, net	1,296	1,368
Current portion of capital lease obligations	719	500
Total current liabilities	$79,860	$77,645
Long-term debt, net of current portion and financing fees	153,297	142,442
Long-term capital lease obligations	1,504	1,544
Line of credit	35,917	36,706
Other long-term liabilities	6,788	8,983
Total liabilities	$277,366	$267,320
Class A common stock	250	257
Additional paid in capital	158,582	156,601
Accumulated deficit	(6,875)	(8,164)
Total stockholders' equity	$151,957	$148,694
Total liabilities and stockholders' equity	$429,323	$416,014

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2019	2018	2019	2018

Revenues, net	$158,342	$124,861	$295,262	$229,247
Cost of revenues	114,174	90,455	212,361	166,892
Gross profit	$44,168	$34,406	$82,901	$62,355
Operating expenses
Selling, general and administrative expenses	37,418	30,796	72,885	57,795
Income from operations	$6,750	$3,610	$10,016	$4,560
Other expense
Interest expense	4,480	2,799	8,809	5,322
Other (income) expense, net	995	932	(720)	1,171
Total other expense, net	$5,475	$3,731	$8,089	$6,493
Income (loss) before provision (benefit) for income taxes	$1,275	$(121)	$1,927	$(1,933)
Provision (benefit) for income taxes	113	(35)	638	(538)
Net income (loss)	$1,162	$(86)	$1,289	$(1,395)

Earnings (loss) per common share
Basic common stock	$0.05	$(0.00)	$0.05	$(0.05)
Diluted common stock	$0.05	$(0.00)	$0.05	$(0.05)
Weighted average shares outstanding
Basic common stock	25,289,041	25,614,626	25,526,332	25,614,626
Diluted common stock	25,383,843	25,614,626	25,603,663	25,614,626

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2019	2018

Net cash provided by (used in) operating activities	$8,804	$(99)

Purchase of property and equipment, net	(3,464)	(6,399)
Acquisition of NSI, LLC	-	(290)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	(1,000)	(11,492)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	(3,000)	-
Acquisition of Intown Design, Inc.	(11,537)	-
Net cash used in investing activities	$(19,001)	$(18,181)

Proceeds from (paydown on) line of credit, net	(839)	16,598
Payment of Greencraft Holdings, LLC earnout liability	(5,794)	-
Proceeds from term loan	11,500	6,250
Purchase of treasury stock	(8)	-
Term loan and line of credit deferred issuance costs	-	(517)
Proceeds (payments) on notes payable	(793)	38
Principal payments on long-term debt	(1,326)	(525)
Net cash provided by financing activities	$2,740	$21,844
Net increase (decrease) in cash	$(7,457)	$3,564
Cash and restricted cash, beginning of period	$9,362	$5,547
Cash and restricted cash, end of period	$1,905	$9,111

Select Interior Concepts, Inc.

Segment Information (Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Revenue by Business Segment:	2019	2018	2019	2018
Residential Design Services	$92,812	$68,276	$172,797	$125,417
Architectural Surfaces Group	66,346	56,986	123,851	104,561
Eliminations	(816)	(401)	(1,386)	(731)
Total net revenues	$158,342	$124,861	$295,262	$229,247

Select Interior Concepts, Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of net income to Adj. EBITDA	2019	2018	2019	2018

Consolidated net income (loss)	$1,162	$(86)	$1,289	$(1,395)
Income tax expense (benefit)	113	(35)	638	(538)
Interest expense	4,480	2,799	8,809	5,322
Depreciation and amortization	6,432	4,985	12,681	9,669
EBITDA	$12,187	$7,663	$23,417	$13,058

Stock based compensation	1,426	2,006	1,988	3,681
Purchase accounting fair value adjustments	959	935	(563)	1,169
Acquisition and integration related costs	751	781	2,205	2,063
Employee related reorganization costs	247	219	686	493
Other non-recurring costs	159	540	507	1,490
IPO and public company readiness costs	-	1,667	-	2,534
Strategic alternatives costs	890	-	890	-
Total Addbacks	$4,432	$6,148	$5,713	$11,430
Adjusted EBITDA	$16,619	$13,811	$29,130	$24,488

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) non-cash equity-based compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to integrating acquired businesses into our Company.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales.